Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-110060) and related Prospectus of Invitrogen Corporation for the registration of $350,000,000 of 2% Convertible Senior Notes due 2023 (the “Notes”) and 5,129,145 shares of its common stock issuable on conversion of the Notes, to be filed on or about September 3, 2004 and to the incorporation by reference of our reported dated February 5, 2004, except for Note 14, as to which the date is February 19, 2004, with respect to the 2003 and 2002 consolidated financial statements and schedule of Invitrogen Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

San Diego, California

September 1, 2004